(As filed July 31, 2000)

                                                                File No. 70-9695

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            --------------------------------------------------------

                               AMENDMENT NO. 2 TO
                                   FORM U-1/A
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

            ---------------------------------------------------------

                           Alliant Energy Corporation
                         Wisconsin Power & Light Company
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                  (Names of companies filing this statement and
                    addresses of principal executive offices)

              -----------------------------------------------------

                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)

             ------------------------------------------------------

                   Edward M. Gleason, Vice President-Treasurer
                             and Corporate Secretary
                           Alliant Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53703-0192

                     (Name and address of agent for service)

            ---------------------------------------------------------
            The Commission is requested to send copies of all notices, orders and communications in connection with this Application/Declaration to:

            Barbara J. Swan, General Counsel      William T. Baker, Jr., Esq.
            Alliant Energy Corporation            Thelen Reid & Priest LLP
            222 West Washington Avenue            40 West 57th Street
            Madison, Wisconsin 53703-0192         New York, New York 10019

     Alliant Energy Corporation ("Alliant Energy") and Wisconsin Power & Light Company ("WPL", and, together with Alliant Energy, "Applicants") hereby amend their Application/Declaration on Form U-1 in Commission file No. 70-9695 as follows:

1.   By amending Item 2 as follows:

ITEM 2.   FEES, COMMISSIONS AND EXPENSES.
          ------------------------------

     The fees, commissions and expenses incurred or to be incurred in connection with this filing are estimated at not more than $25,000.

2.   By amending Item 6 as follows:

ITEM 6.   EXHIBITS AND FINANCIAL STATEMENTS is supplemented by the filing of the
          ---------------------------------
following exhibit:

          F    Opinion of Barbara J. Swan, Esq.


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


                                    SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this Application or Declaration filed herein to be signed on their behalf by the undersigned thereunto duly authorized.

                                        ALLIANT ENERGY CORPORATION


                                        By: /s/ Edward M. Gleason
                                           ------------------------------------
                                           Name:  Edward M. Gleason
                                           Title: Vice President-Treasurer
                                                  and Corporate Secretary


                                        WISCONSIN POWER & LIGHT COMPANY


                                        By: /s/ Edward M. Gleason
                                           ------------------------------------
                                           Name:  Edward M. Gleason
                                           Title: Vice President-Treasurer
                                                  and Corporate Secretary

Date:   July 31, 2000


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